[Translation]

Exhibit 10.8
Transfer Agreement

Party A: Shenzhen Jiancheng Investment Ltd.
Party B: Tibet Changdu Huiheng Development Ltd.

Both parties reached the following agreement regarding transferring all the assets, operating rights and interests held by Party A in the “Project of Accelerator Center at Lianyungang Sheng’an Hospital” (hereafter “Lianyungang Project”) to Party B.

i.	Assets, Operating Rights and Interests to Be Transferred
The assets, operating rights and interests to be transferred are: all rights and interests held by Party A in Lianyungang Project, including:
(1)	Assets to be transferred: all assets invested by Party A under the Contract for Co-Establishment of Accelerator Treatment Research Center between Party A and Lianyungang Sheng’an Hospital;
(2)
Rights and Interests to be transferred: all rights and interests held by Party A under the Contract for Co-Establishment of Accelerator Treatment Research Center between Party A and Lianyungang Sheng’an Hospital.

Both parties agree that after the above-mentioned asset transfer completed, Party B will obtain the earning rights in Lianyugang Project.

ii.	Transfer Price
Both parties agree that the total price for transferring the assets, operating rights and interests in Lianyungang Project is RMB twelve million (12,000,000).

iii.	Transfer Process
1.
Within five (5) business days after the Agreement is executed, Party B shall pay a deposit to Party A , and Party A shall provide Party B a List of Project Documents of Lianyungang Project (including project overview, background information, cooperation contract, and a list of assets under the contract, etc) based on Party B’s request. Such List of Project Documents will be taken as the basis for the transfer transaction by both parties, upon which Party B will determine its initial purchase intention. All materials provided by Party A must be authentic, complete and accurate.

2.
Party B verifies project. After its initial purchase intention is determined, within twenty (20) business days after receiving List of Project Documents provided by Party A, Party B may verify the status of the project. Both parties shall sign on the verification sheet after verification is completed. If the verification result matches with information provided by Party A under List of Project Documents, Party B shall take over the assets, operating rights and interests held by Party A under the cooperation contract of Lianyungang Project while it shall pay the transfer price to Party A as agreed. In the meanwhile, Party A shall arrange communications with the hospital. If the verification result shows significant inconsistency from those listed in List of Project Documents, both parties may solve the dispute through negotiation. If negotiation fails to meet with requirements specified in List of Project Documents, Party B may withdraw from the transfer transaction, in the mean while Party A shall return all deposit paid by Party B back to Party B and shall pay Party B interest of the deposit based on bank interest rate over the same period. If Party B fails to perform the Agreement and withdraw from the transfer transaction while the verification result matches with List of Project Documents, Party B shall bear all responsibilities for breach of contract and shall be liable for compensation.
3.     Transfer rights and interests held by Party A in the cooperation project. Both parties shall enter into a written supplemental agreement to determine the specific date for transferring the rights and interests held by Party A in the cooperation project and to determine the ownership of such assets, rights and interests before and after the transfer date. Party A shall hand over to Party B all legal documents, financial documents and related materials related to Lianyungang Project. The general rule is that all these documents and materials shall be in their original forms. If original documents or materials are not available, then their photocopies shall be provided affixed with Party A’s seal. Party B shall have the right to determine whether it will continue to employ related staff of the Lianyungang Project. For those Party B determines to continue to hire, Party A shall arrange matters related to the execution of labor contract in accordance with Party B’s requirement. For those Party B decides not to hire, it is Party A’s responsibility for laying them off.

iv.        Transfer Payment
1.     Party B shall pay Party A RMB two million (2,000,000) as project transfer deposit within five (5) business days after the Agreement is executed by both parties. If contract between the two parties and the Agreement indeed have been performed, then the deposit will be taken as part of the project transfer payment;
2.     After (i) the deposit has been credited into Party A’s bank account, (ii) the Agreement has been taken into force, and (iii) Party B completes the verification work within twenty (20) days after receiving List of Project Documents provided by Party A, Party B shall pay Party A another RMB four million (4,000,000) as project transfer payment within five (5) business days after both parties confirm;
3.     After actual transfer of assets, rights and interests has completed, Party B shall pay Party A another RMB four million (4,000,000) as project transfer payment within five (5) business days and Party A shall then issue an invoice for the full transfer of assets to Party B.
4.     After actual transfer of assets, rights and interests has completed, Party B shall pay Party A another RMB two million (2,000,000) as project transfer payment within ninety (90) days.

v.	Representations and Warranties
1.	Representations and warranties by Party A
(1)
Party A guarantees it has full, effective ownership and power of disposal over the assets to be transferred, and it will not cause damage to any third party’s rights and interests or raise any dispute;

(2)
Up to the execution date of the Agreement, Party A has never used the assets to be transferred for the purposes of transferring, pledging, paying a debt, holding as a collateral, or disposed in any other manner. Nor there is any debt or debt related dispute involved with the assets to be transferred. In addition, Party A has never used its rights and interests in Lianyungang Project as a pledge to any third party;

(3)	The assets to be transferred are in good condition and function as normal;
(4)
Party A guarantees that it has disclosed Lianyungang Project to Party B in an authentic, accurate and complete way and it has disclosed to Party B all related facts, matters or conditions in connection with performance of the original cooperation contract;

(5)	In order not to cause any damage to Party B’s rights and interests, Party A will not change terms of the original cooperation contract in any manner;
(6)
Party A does not owe any related personnel in the Accelerator Treatment Research Center any salary, bonus and marketing fees. If there is such a balance due, it shall be deducted from the project transfer payment.

(7)	Without Party B’s prior written consent, Party A, at Lianyungang Sheng’an Hospital, shall not work with any third party for any project that competes with Lianyungang Project;
(8)	Party A shall not initiatively deploy any key personnel in Lianyungang Project.
(9)	Party A will perform its obligations under the Agreement in accordance with the principle of honesty and good faith.

2.	Representations and warranties by Party B
(1)	The source of fund for the project transfer payment is lawful;
(2)	Party B has sufficient fund to fulfill its payment obligation under the Agreement;
(3)	Party B will perform its obligations under the Agreement in accordance with the principle of honesty and good faith.

vi.	Liabilities for Breach of Contract
If either party has violated Subsection 1 and 2 of Article v “Representations and Warranties” of the Agreement, the other party has the right to terminate the Agreement, and the Party in violation shall compensate the other party all financial damages.

vii.	Cost Undertaken
Both parties shall bear their respective cost for executing and performing the Agreement (including tax payable), except provided otherwise.

viii.	Force Majeure
1.
Should either party be prevented from performing all or part of its obligations or delayed for performing its obligations under the Agreement due to an event of Force Majeure, it shall be exempt from the default liabilities arising therefrom. However, it shall take all necessary relief measures if allowed to reduce losses caused by the event of Force Majeure.

2.
The Party claiming for Force Majeure shall notify the other party in writing of such event as soon as possible, and, within fifteen (15) days after the event of Force Majeure occurred, provide a written report including obligations under the Agreement that cannot be performed or fully performed and the reason for delay of performance.

ix.	Information Disclosure and Confidentiality
1.
Party B shall fulfill its obligation of confidentiality on any trade secret, know-how and project operation information of Party A and of the project that is known to Party B through performance of the Agreement. Party B shall not disclose such confidential information to any third party or make it public-known.

2.
Party B shall take necessary measures to maintain the trade secret and operation secret of Party A and of its cooperation partner (the hospital) that is known to Party B through  performance of the Agreement and keep such information in confidential. Except for an ordinary use in contract performance, Party B shall not disclose, tell, give or transfer to any third party in any manner for the project materials provided by Party A, unless with Party A’s prior written consent.

x.	Governing Law and Dispute Resolution
The Agreement shall be governed by Chinese law. If there shall be any dispute under the Agreement, the parties shall resolve the matter through negotiation; if such negotiation fails, either party may refer the dispute for arbitration at an arbitration organization that is located at the place where the Agreement is executed.

Any change to the Agreement shall be provided as a supplemental agreement in writing executed by both parties.

xi.	Execution and Effectiveness
1.	The Agreement will become effective after it is signed by legal representatives or authorized representatives of both parties affixed with seals of both parties.
2.	The Agreement includes four (4) copies with each party holding two (2) copies.
3.	The Agreement prevails in case of any inconsistency between the Agreement and Contract.

Party A: Shenzhen Jiancheng Investment Ltd. (sealed and signed)
Date: 03/13/2011

Party B: Tibet Changdu Huiheng Development Ltd. (sealed and signed)
Date: 03/14/2011

Radiotherapy Treatment and Research Center Co-Establishment Contract

Chapter One:   GENERAL PROVISIONS

Jiangsu Lianyungang Sheng’an Hospital and Jiancheng Investment Co., Ltd., through friendly consultation, according to relevant laws and regulations of People’s Republic of China, as well as principles of equality and mutual benefits, decide to jointly establish the Radiotherapy Treatment and Research Center (hereafter “the Center”) at Sheng’an Hospital in Ganyu County, Jiangsu Province.

Chapter Two:   CO-PARTIES

Article 1:   Party A:      Jiangsu Lianyugang Sheng’an Hospital
Legal Representative: Su Shichun
Position: President
Telephone: 0518 – 86301998
Facsimile:
Postcode:
Address: 600 m north Qimao, Ganyu County, Jiangsu
                   Party B:       Jiancheng Investment Co., Ltd., Shenzhen
Legal Representative: Li Jun
Position: Chairman
Telephone: 0755 – 25331366-8440
Facsimile: 0755 – 25331319
Postcode: 518038
Address: Huiheng plaza, Gaoxinnan 7th lane, Keyaun Road, Nanshan, Shenzhen

Article 2:   The Center Name: Radiotherapy Treatment and Research Center at Ganyu Sheng’an Hospital

Article 3:   The Center Legal Address: within Ganyu Sheng’an Hospital

Article 4:   All activities of the Center must comply with laws and regulations of People’s Republic of China (“PRC”).

Article 5:   Upon both parties’ mutual agreement, a third party investor may join in equipment investment of the Center and either party may transfer its rights and obligations under the Contract to a third party.

Article 6:   The Center, not under control or belonging to any existing department, is an independent medical treatment unit with an independent medical treatment right.

Chapter Three:   PURPOSE, MANNER, TERM, DUTIES AND DISTRIBUTION
PLAN OF THE COOPERATION

Article 7:
COOPERATION PURPOSE: through establishment of the Radiotherapy Treatment and Research Center in the Hospital, active treatment and research will be conducted, clinic treatment quality will improve and great social and economic benefits will be achieved.

Article 8:
COOPERATION MANNER: Party B shall provide one (1) XHA600-D linear accelerator and one (1) analog positioning machine, both made by Shandong Xinhua,  and one (1) automatic 60-pair Muti-leaf collimator treatment system plus TPS system made by Shenzhen Haibo Technology Ltd., Co. Party A shall pay RMB one million (1,000,000) as equipment cooperation payment (when the Contract is signed, Party A shall pay an initial RMB 100,000; when the equipment room starts to be built, another RMB 100,000 shall be paid; when the equipment is delivered to the Hospital, another RMB 200,000 shall be paid; and the rest amount of RMB 500,000 shall be paid within one (1) month after the business starts running.) Party A shall also provide equipment room that matches with the aforementioned equipment requirements, office place, office stationary/facilities, the medical care staffs required by the Center and other accessory facilities (including but not limited to air-conditioner, dehumidifier, office computers, and air purifier) as its cooperation input.

Article 9:
COOPERATION TERM of the Center is twelve (12) years, since the clinic official opening date with treatment of the very first case of illness. Initiated by one party’s proposal and after unanimous approval by the Board, both Parties may discuss contract extension matters since six (6) months before the cooperation term expires.

Article 10:	Ownership of assets invested by either party during the cooperation term still belongs to the respective investing party.

Article 11:	Both parties shall distribute “profits of the Center”* during the cooperation term according to the follow:
During Year 1 and Year 3, Party A receives 30% and Party B receives 70%;
During Year 4 and Year 6, Party A receives 40% and Party B receives 60%;
During Year 7 and Year 9, Party A receives 50% and Party B receives 50%;
During Year 10 and Year 12, Party A receives 60% and Party B receives 40%.

* “Profits of the Center” means the medical treatment revenue of the Center deducting from operating costs of the Center (depreciation of self-invested assets by each party not included) .

Article 12:	Both Parties shall fulfill their respective obligations as follows: Party A;s duties:
1.
Since the Contract is executed, Party A shall start preparing Center establishment documentations for all sorts of government approvals and bear corresponding costs (Party B shall support Party A’s work here but no need bear the cost);

2.	Party A is responsible for confirming the Center infrastructure plan, organizing the constructions and bears corresponding cost;
3.	Party A is responsible for implementing water, electricity, roads and other infrastructure facilities and bears corresponding cost;
4.	Party A is responsible for referring professional medical staffs that the Center needs (shall be full-time employees of the Center);
5.	Party A is responsible for making necessary adjustment on the structure of departments of the Hospital (in order to provide the Center necessary medical care skill support);
6.	Party A is responsible for other matters assigned by the Center;
7.
Business start-up funding shall be put in according to the profit distribution ratio between the parties, which shall be made after installment of the equipment, debugging, testing and inspection are complete. Such business start-up funding shall be counted into the cost of the Center and be paid back to the parties by installment after the Center earns profits;

8.
After national or local laws and regulations amended or changed, Party A is responsible for assisting Party B in maintaining the normal operations of the Center in accordance with corresponding laws and regulations.

Party B’s duties:
1.
It is Party B’s responsibility to invest in one (1) XHA600-D linear accelerator and one (1) analog positioning machine made by Shandong Xinhua, and one (1) automatic 60-pair Muti-leaf collimator treatment system plus TPS system made by Shenzhen Haibo Technology Ltd., Co.;

2.
Since the execution date of the Contract, Party B is responsible for purchasing the equipment and completes corresponding delivery within thirty (30) days after the hospital equipment room passes qualification test. Party B is also responsible for arranging training of the Center medical care technical staffs and pays for corresponding cost;

3.	Party B shall work with Party A on researching and confirming the institutional settings and construction plan, and it shall assist Party A throughout the construction process;
4.	Party B is responsible for other matters assigned by the Center;
5.
Party B is also responsible for providing all kinds of technical indicators and parameters when aforementioned equipment being installed and provides corresponding users’ manual as well as other accompanied documentations.

Chapter Four:   BOARD OF DIRECTORS

Article 13:
The highest authority of the Center is the Board of Directors that consists of five (5) members. Two (2) are appointed by Party A and the other three (3) appointed by Party B.  There is one (1) Chairman, appointed by Party B, and one (1) Vice Chairman, appointed by Party A. The terms of Chairman and Vice Chairman are both four (4) years and they can be reelected under the recommendation of the appointing party.

Article 14:	As the highest authority of the Center, the Board has the power to make all decisions for the Center except the following important matters which have to be agreed by both parties:
1.	The development and modification of the Charter;
2.	Setting up a liquidation committee in charging of liquidating the organization and issuing a liquidation report, after termination/dissolution of the Center is confirmed;
3.	Center key personnel appointment;
4.	Other important matters with regard to the Center (which shall be decided by the majority vote at the Board meeting).

Article 15:	If the Board Chairman for some reason cannot fulfill his/her duties, he or she may temporarily delegate his or her power to the Vice Chairman or other Board member(s).

Article 16:	The Board meeting shall be held twice every year, usually in the first half and second half of the year. The Chairman may hold temporary Board meetings. All minutes shall be placed on file.

 Chapter Five: ORGANIZATION MANAGEMENT

Article 17:
The Radiotherapy Research Center in the Hospital is under direct governance of the Board and runs according to principle of center-director responsibility. Center directors are in charge of daily Center management.

Article 18:	Center shall has one director, recommended by Party B, and one deputy director, recommended by Party A, confirmed and appointed by the Board, with a career term of four (4) years.

Article 19:
Responsibilities of the Center director include implementing Board’s decisions, in charge of medical treatment, marketing, management, financing and other daily center affairs as well as operating works, directly responsible to the Board. Deputy director’s job is to assist the Center director. The Center may appoint certain number of department heads, in charging of each department activities, accomplishing tasks assigned by the Center director and deputy director.

Article 20:	If director and/or deputy director’s behavior consists of malpractice or gross negligence on duties, they will be fired at will by the Board meeting.

Article 21:	Party A shall assist experts/doctors affirmed by the Board to get medical qualifications and empower them with prescription right.

Article 22:
Machinery equipment, accessories, transportation tools and stationary required by the Center, in the case of the same conditions, shall be purchased in China first rather than in any other country (or countries).

Article 23:
Any equipment, transportation tools or accessories purchased from abroad shall, according to the PRC Import and Export Commodity Inspection Law, be submitted to the PRC commodity inspection agencies for inspection.

Chapter Six: CONSTRUCTION OF THE EQUIPMENT ROOM

Article 24: During the establishment preparing period, Party A shall take all responsibilities in site choosing, design and construction of the equipment room (including the expenses Party A shall bear, which shall not be counted into the Center common expenses).

Article 25: Party B is responsible for providing all the technologies required on the construction of the equipment room, and shall assist Party A to build the equipment room.

Chapter Seven: LABOR MANAGEMENT

Article 26:
The Board shall determine on issues of employment, dismissal, wages, labor insurance, labor protection, welfare benefits, rewards and punishments of the Center personnel, according to corresponding local labor rules and regulations. The Center shall enter into labor contract with individual personnel and shall perform accordingly.

Article 27:	The Board shall determine through discussion on issues of employment, wages and benefits, social benefits, and travel expense standards of the high-level executives referred by one party or the other.

Chapter Eight: FINANCE, TAX, AND AUDIT

Article 28:
The Center shall establish its accounting sector and equip with accounting personnel, and have its own independent financial accounting, according to relevant laws and regulations. Both Parties shall work together to set up the Center Finance Implementation Rules and according to the Center Finance Implementation Rules monthly funding and facility maintenance fee will be issued.

Article 29:
Center operating cost includes Center maintenance fee (including housing repair and equipment repair), personnel wages, bonus, water/electricity, linear accelerator parts exchange cost and other fees and expenses that require to be paid by the Center.

Article 30:
The Center shall have independent accounting and financing with independent bank account. Cashier shall be provided by Party A (and employed by the Board) and Accountant in Chief shall be provided by Party B (and employed by the Board), which forms the finance office of the Center. Finance of the Center shall be cleared every month. Center profits, after Center operation cost deducted, shall be distributed to both Parties according to the distribution percentage rule in Article 8 of the Contract.

Article 31:
Financial statements of the Center shall be sent to both parties. Party A shall transfer the profit amount that Party B belongs to into Party B’s designated bank account (account, bank, account number) within one (1) week after such financing statement being received.

Article 32:
Either party may do regular or random auditing, or joint auditing. Both parties have the right to send professionals from accounting firms or its own accountant to check the Center’s accounting. However, they shall let the other party know at least one week ahead.

Article 33:
If the Center needs to pay taxes and management fees, after such payment being made, it shall be added into the Center’s operation cost. If no such payment needs to be made, neither party shall take any responsibility under this provision.

Article 34:
The Center shall take out public accumulation fund and public welfare fund in accordance with relevant laws and regulations. The Board, according to the Center’s income and expenditure during that year, shall determine the annual takeout percentage.

Article 35:
Party A shall promise to separate profits of the Center from its other incomes. With the exception of stipulation in Article 31 that Party A shall transfer Party B’s percentage amount into Party B’s bank account or otherwise performing under the Board’s orders, Party A shall not move funds at its will and shall act in accordance with the Board’s determinations.

 Chapter Nine: ASSET DISPOSAL AFTER THE COOPERATION TERM EXPIRES

Article 36:
At the time when the term of the Contract expires, after the Center’s assets got liquidated, the initial investment into the Center by each party shall still belong to the respective investing party. Other Center assets shall be distributed equally (5:5) into each party.

Chapter Ten: INSURANCE

Article 37:
All fixed assets of the Center are covered by insurance. The Board shall decide the type of policies, value, and term according to standards provided by the insurance company. The Center shall place the medical malpractice liability insurance. Once medical malpractice or related dispute occurs in the Center, the Hospital shall handle it on behalf of the Center. If financial damage incurred, insurance is the way to solve it. In the event insurance not covering, the Center shall solve the problem directly and any related expenses should be counted as operating cost.

Chapter Eleven: CONTRACT MODIFICATION, CHANGE AND TERMINATION

Article 38:	Any modifications on the Contract and its attachments may be taken into effect only after legal representatives of both parties enter into a written agreement.

Aticle 39:	During the cooperation period, both parties shall adjust their mode of cooperation in accordance with changes made in the national policies with respect to cooperative medical institutes.

Article 40:
Due to changes of national policies or other force majeure that led to contract non-performance or long-term loss to the Center, both parties, by their mutual agreement, may terminate the Contract before its expiration date.

Article 41:
If the Center cannot operate normally or the purpose of operation stipulated in the Contract cannot be reached due to one party’s non-strict fulfillment of its contract obligations or its material breach of contract or material noncompliance of the Charter, the other party who complies with the Contract may terminate the Contract unilaterally and is entitled to collect compensation from breaching party (including direct loss and loss of expected benefits).

Article 42:
If the Contract is terminated due to reasons described in Article 40 or Article 41, liquidation process is triggered. The main principle in liquidation is Party B takes back the linear accelerator as well as related equipment it invested and Party A gets back all its facilities. The Center’s debts and credits, as well as all of the fixed assets it purchased when clinic was in operation shall be distributed to the parties according to the profit distribution ratio (stipulated in Article 11) at the time when the Contract is terminated.

Chapter Twelve: DEFAULT RESPONSIBILITIES

Article 43:	Default occurs when either party breaches any provision in the Contract.

Article 44:
Material breach of contract occurs when either party unilaterally misappropriates the Center’s fund/revenue without the Board’s unanimous consent or either party unilaterally moves away radiotherapy equipment Party B invested without the Board’s unanimous consent. The defaulting party shall compensate any resulting damages.

Chapter Thirteen: FORCE MAJEURE

Article 45:
When force majeure that is unexpected, unavoidable and the consequence of which cannot be prevented, including but not limited to earthquake, typhoon, flood and warfare, happened, one party shall immediately notify the other party by telegraph and within fifteen (15) days after the accident happened, provide information about the negative impact the accident had on performance of the Contract. Both parties shall decide, after mutual agreement, whether to terminate the Contract, or partially exempt performance of the Contract or delay performance of the Contract.

 Chapter Fourteen: JURISDICTION

Article 46:	The contract formation, validity, interpretation, implementation and dispute shall be protected and governed by laws of People’s Republic of China.

 Chapter Fifteen: DISPUTE RESOLUTION

Article 47:
Both parties shall try their best to resolve any dispute in execution of the Contract or any related disputes, through friendly negotiation. If such negotiation fails, either party may refer the dispute for litigation at a People’s Court.

 Chapter Sixteen: CONTRACT EXECUTION AND OTHERS

Article 48:	The Contract and its attachments shall enter into force after signed and sealed by both parties.

Article 49:
Any notification delivery method between the parties, i.e. telegraph or facsimile, if involved with rights and obligations of any party or parties, shall be promptly made in written letter form. The legal address indicated in the Contract is also the mailing address of the parties.

Article 50:	The Contract has four (4) copies, two (2) of which are held by each party. The Contract shall take into effect by official execution from legal representatives of both parties.

Party A: Lianyungang Sheng’an Hospital
(sealed)
Legal Representative: Su Shichun
February 18, 2008

Party B: Jiancheng Investment Co., Ltd.
(sealed)
Legal Representative: Li Jun
February 18, 2008